EXHIBIT 99.1

 Inuvo Reports Record Fourth Quarter 2024 Revenue of $26.2 Million, 26% Year-Over-Year Growth and Net Income

Q4 2024 Net Income of $141 thousand and Adjusted EBITDA of $1.2 million

Inuvo management to host conference call today at 4:15 PM ET

LITTLE ROCK, AR, February 27, 2025 -- Inuvo, Inc. (NYSE American: INUV), a leading provider of artificial intelligence AdTech solutions, today provided a business update and announced its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights:

•	Revenue was a record $26.2 million, a 26% increase compared to $20.8 million in Q4 2023
•	Gross profit increased 20% to $21.8 million, compared to $18.2 million in Q4 2023
•	Net income was $141 thousand, compared to net loss of $2.4 million for Q4 2023
•	Adjusted EBITDA was $1.2 million, compared to a loss of $1.2 million for Q4 2023

Full Year 2024 Financial Highlights:

•	Revenue increased 13% to $83.8 million, compared to $73.9 million in 2023
•	Gross profit increased 13% to $71.8 million, compared to $63.4 million in 2023
•	Net loss decreased by 45% to a loss of $5.8 million, compared to a net loss of $10.4 million in 2023
•	Adjusted EBITDA loss improved sixfold to $816,000 compared to $5.3 million in 2023
•	$230,000 in Net Cash from Operating activities was generated in 2024

2024 Operational Highlights:

•	Secured a Master Services Agreement with one of the largest retailers in the world
•	Signed 33 new agencies/brands and one new platform during the year
•	Secured a $10.0 million credit line in July
•	Launched enhancements to the IntentKey Self-Serve Platform, an advanced AI agent specifically designed for audience modeling

Richard Howe, CEO of Inuvo, stated, “Q4 2024 was a record-breaking quarter, delivering 26% year-over-year growth and generating $26.2 million in revenue—our largest quarter ever. This strong performance contributed to a 13% revenue increase for the full fiscal year. Over the past 18 quarters, we have sustained an approximately 7% compounded quarterly growth rate. This year, all our key financial metrics had strong year-over-year improvements. Notably, in Q4, we achieved positive net income and adjusted EBITDA.”

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Mr. Howe continued, “We made a number of significant technological advancements in 2024, most notably the enhancements to the IntentKey Self-Serve Platform. This groundbreaking innovation democratizes advertising by allowing anyone of any caliber to describe and then immediately execute targeting, giving the AI nothing other than some simple audience descriptions.”

Financial Results for the Fourth Quarter and Full Year Ended December 31, 2024

Net revenue for the fourth quarter of 2024 totaled $26.2 million, compared to $20.8 million for the same period last year, a 26% year-over-year increase. The higher revenue was due to increasing demand within both Platforms and Agencies & Brands. Net revenue for the year ended December 31, 2024 totaled $83.8 million, compared to $73.9 million during the same period in 2023, a 13% year-over-year increase.

Cost of revenue for the fourth quarter of 2024, totaled $4.4 million compared to $2.6 million for the same period last year. Cost of revenue for the full year ended December 31, 2024, totaled $12.0 million, as compared to $10.5 million for the same period last year. The increase in the cost of revenue for the three months and full year ended December 31, 2024, as compared to the same period last year, was due to higher revenue within a Platform client this year.

Gross profit for the fourth quarter of 2024 and full year ended December 31, 2024 totaled $21.8 million and $71.8 million, respectively, as compared $18.2 million and $63.4 million, respectively, for the same periods last year. Gross profit margin for the fourth quarter of 2024 and the full year ended December 31, 2024 was approximately 83.1% and 85.6%, respectively, as compared to 87.3% and 85.8%, respectively, for the same periods last year.

Operating expenses for the fourth quarter of 2024 totaled $21.5 million, compared to $20.6 million for the same period last year. Operating expenses for the full year ended December 31, 2024 totaled $77.3 million, compared to $73.8 million for the same period last year. The higher operating expenses for the year ended December 31, 2024 was primarily driven by a 14.8% increase in Marketing costs compared to the same period in 2023. This increase was largely attributable to higher revenue from Platform advertisers.

Net interest expense/income for the fourth quarter of 2024 and the full year ended December 31, 2024 was approximately an expense of $103 thousand and an income of $267 thousand, respectively, compared to an income of approximately $8 thousand and an expense of $30 thousand for the same periods last year, respectively. The higher interest expense this year was due to increased borrowing from our line of credit.

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Other expense/income for both the fourth quarter of 2024 and the full year ended December 31, 2024 was income of approximately $27 thousand, respectively, compared to income of approximately $0 and $15 thousand for the same periods last year, respectively.  The income for this year was due to setup charges for new Platform partners. Last year’s income was due to unrealized and realized gains on trading securities.

Net income for the fourth quarter of 2024 was $141 thousand, or $0.00 per basic and diluted share, as compared to net loss of $2.4 million, or $0.02 per basic and diluted share, for the same period last year. Net loss for the full year ended December 31, 2024 totaled $5.8 million, or $0.04 per basic and diluted share, as compared to net loss of $10.4 million, or $0.08 per basic and diluted share, for the same period last year.

Adjusted EBITDA [see reconciliation table below] was approximately $1.2 million in the fourth quarter of 2024, compared to an Adjusted EBITDA loss of approximately $1.2 million for the same period last year. Adjusted EBITDA was a loss of approximately $816 thousand for the full year ended December 31, 2024, compared to a loss of approximately $5.3 million for the same period last year.

Liquidity and Capital Resources:

On December 31, 2024, Inuvo had $2.5 million in cash and cash equivalents, an unused working capital facility of $10.0 million and no debt.

As of February 21, 2025, Inuvo had 142,795,483 common shares issued and outstanding.

Conference Call Details:

Date: Thursday, February 27, 2025

Time: 4:15 p.m. Eastern Standard Time

Toll-free Dial-in Number: 1-800-717-1738

International Dial-in Number: 1-646-307-1865

Conference ID: 11158080

Webcast Link: HERE

A telephone replay will be available through Thursday, March 13, 2025. To access the replay, please dial 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code11158080 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

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About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Inuvo, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed on February 27, 2025, and our other filings with the SEC. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third-party regarding the subject matter of this press release. The information which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:

Wally Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

Investor Relations:

David Waldman / Natalya Rudman

Crescendo Communications, LLC

Tel: (212) 671-1020

inuv@crescendo-ir.com

(tables follow)

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INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2024	2023	2024	2023
Net revenue	$26,189,924	$20,842,095	$83,793,859	$73,911,528
Cost of revenue	4,433,905	2,643,543	12,033,777	10,477,272
Gross profit	21,756,019	18,198,552	71,760,082	63,434,256
Operating expenses:	83.1%	87.3%	85.6%	85.8%
Marketing costs	17,122,706	15,212,600	59,663,061	51,982,572
Compensation	2,703,309	3,591,109	12,065,783	13,793,309
General and administrative	1,709,887	1,821,821	5,545,049	8,050,590
Total operating expenses	21,535,902	20,625,530	77,273,893	73,826,771
Operating income (loss)	220,117	(2,426,978)	(5,513,811)	(10,392,515)
Interest expense (income), net	102,910	(7,884)	266,772	29,570
Other income	26,812	-	26,812	14,668
Income tax expense (benefit)	2,678	(17,764)	8,030	(17,764)
Net income (loss)	141,341	(2,401,330)	(5,761,801)	(10,389,653)
Other comprehensive income:
Unrealized loss on marketable securities	-	-	-	84,868
Comprehensive income (loss)	$141,341	$(2,401,330)	$(5,761,801)	$(10,304,785)

Net loss per share, basic and diluted	$0.00	$(0.02)	$(0.04)	$(0.08)
Weighted average shares outstanding:
Basic	140,494,192	127,381,051	139,968,374	131,116,370
Diluted	140,494,192	127,381,051	139,968,374	131,116,370

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INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2024	2023
Assets

Cash and cash equivalent	$2,459,245	$4,440,454
Accounts receivable, net	12,545,771	9,226,956
Prepaid expenses and other current assets	639,805	1,076,121
Total current assets	15,644,821	14,743,531

Property and equipment, net	1,792,903	1,680,788

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	3,897,875	4,664,791
Other assets	1,006,990	1,431,692

Total assets	$32,195,931	$32,374,144

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$8,422,351	$6,432,120
Accrued expenses and other current liabilities	9,463,537	8,100,354
Total current liabilities	17,885,888	14,532,474

Long-term liabilities	835,271	859,484

Total stockholders' equity	13,474,772	16,982,186
Total liabilities and stockholders' equity	$32,195,931	$32,374,144

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RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2024	2023	2024	2023
Net income (loss)	141,341	(2,401,330)	$(5,761,801)	$(10,389,653)
Interest expense (income), net	102,910	(7,884)	266,772	29,570
Income tax expense (benefit)	2,678	(17,764)	8,030	(17,764)
Depreciation and amortization on PP&E	446,608	425,106	1,745,261	1,670,868
Amortization	123,412	264,523	824,272	1,080,690
EBITDA	816,949	(1,737,349)	(2,917,466)	(7,626,289)
Stock-based compensation	413,911	514,613	1,501,444	1,986,296
Non recurring items:
Unrealized loss on marketable securities				14,668
Doubtful account reserve				361,097
Impairment & amortization of services agreement			600,000
Adjusted EBITDA	1,230,860	(1,222,736)	(816,022)	(5,264,228)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) income tax expense, (iii) depreciation, and (iv) amortization. We further define Adjusted EBITDA as EBITDA plus (v) stock-based compensation and (vi) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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